Exhibit 99.2

United Rentals, Inc. Five Greenwich Office Park Greenwich, CT 06831

tel: 203 622 3131
fax: 203 622 6080

unitedrentals.com

United Rentals Reaffirms Full Year 2005 Outlook

GREENWICH, Conn. – January 26, 2006 – United Rentals, Inc. (NYSE: URI) today announced that it is reaffirming its previously announced full year 2005 outlook for diluted earnings per share of $1.68 to $1.75 and free cash flow generation of approximately $100 million. On November 1, 2005, the company announced that it had raised its 2005 outlook for diluted earnings per share to the present level due to strong operating performance.

United Rentals expects to report its 2005 financial results in March 2006.

About United Rentals

United Rentals, Inc. is the largest equipment rental company in the world, with an integrated network of more than 740 rental locations in 48 states, 10 Canadian provinces and Mexico. The company’s 13,500 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers for rent over 600 different types of equipment with a total original cost of $3.96 billion. United Rentals is a member of the Standard & Poor’s MidCap 400 Index and the Russell 2000 Index® and is headquartered in Greenwich, Connecticut. Additional information about United Rentals is available at unitedrentals.com.

The company has not completed its results for 2005. Actual results may vary from estimates. Certain statements contained in this press release are forward-looking in nature. These statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “plans,” “intends,” “projects,” “forecasts,” “may,” “will,” “should,” “on track” or “anticipates” or the negative thereof or comparable terminology, or by discussions of strategy or outlook. The company’s business and operations are subject to a variety of risks and uncertainties and, consequently, actual results may differ materially from those projected by any forward-looking statements. Factors that could cause actual results to differ from those projected include, but are not limited to, the following: (1) previously announced results for the first three quarters of 2005 have not been finalized and, consequently, are preliminary and subject to change, (2) the previously announced SEC inquiry is ongoing and appears to relate to a broad range of the company’s accounting practices and is not confined to a specific period; there can be no assurance that the outcome of the SEC inquiry or the related internal review will not require changes in the company’s accounting policies and practices, restatement of financial statements, revisions of preliminary results or guidance, and/or otherwise be adverse to the company, (3) the company may be unable to deliver financial statements or make SEC filings within the time period required by its lenders or the indentures governing various securities, as amended, (4) the company may not be able to file its 2004 10-K by March 31, 2006 (the expiration date of an extension granted by the New York Stock Exchange), in which case the Exchange will initiate suspension and delisting procedures, and (5) the estimated impact of expected restatements is preliminary and may change based upon additional analysis by the company or its auditors. Certain of these risks and uncertainties, as well as others, are discussed in greater detail in the company’s filings with the SEC. The company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made.

We define “free cash flow” as (i) net cash provided by operating activities less (ii) purchases of rental equipment and purchases of other property and equipment plus (iii) proceeds from sales of rental equipment and proceeds from sales of rental locations. Free cash flow is presented to provide additional information concerning cash flow available to meet future debt service obligations and working capital requirements. However, free cash flow is not a measure of financial performance or liquidity under Generally Accepted Accounting Principles (“GAAP”). Information reconciling free cash flow to a GAAP financial measure is unavailable to the company without unreasonable effort. Free cash flow should not be considered an alternative to net income or cash flow from operating activities as indicators of operating performance or liquidity. When available, these other measures may provide additional information of significance.

# # #

Contact:

Chuck Wessendorf

VP, Investor Relations and

Corporate Communications

United Rentals, Inc.

(203) 618-7318

cwessendorf@ur.com

2